Exhibit 99.1

Teletouch Signs Three-Year Call Center and Help-Desk Support Agreement for Guidepoint Systems Stolen Vehicle Recovery Services and 24X7 Oncall Customer Support

     TYLER, Texas--(BUSINESS WIRE)--May 16, 2005--

                Asset Location Services at Forefront of GPS-Based
                           Mobile Monitoring Solutions

     Teletouch Communications, Inc. (AMEX: TLL) announced today that it signed a comprehensive three-year call center services and help-desk support agreement with Pontiac, Michigan-based GPSi, LLC, a leading provider of consumer vehicle theft recovery services and commercial fleet management solutions.
     GPSi is the exclusive supplier of Guidepoint Systems(TM), a comprehensive solution for vehicle theft recovery, driver safety, convenience and fleet management services. Sold through approximately 400 automotive dealers and expediters in major markets throughout the U.S. and Mexico, Guidepoint integrates in-vehicle telematics with the Global Positioning Satellite ("GPS") system, wireless networks, the Web and 24x7x365 response centers to help make driving safer, smarter and easier for all types of drivers.
     The new service agreement provides for a minimum contract value of $306,000 during the initial three-year term, and carries provisions for incremental services income growth under which the Company expects to generate greater than $500,000 in total revenues over the initial term. The agreement replaces GPSi's previous service agreement with Teletouch affiliate, Progressive Concepts, Inc. Services will continue to be provided by the Fort Worth, Texas-based call center under contract to Teletouch that also supports over one-million operator answered calls a year from Teletouch wireless messaging customers nationwide.
     Under the agreement, Teletouch will provide U.S.-customer response and help-desk support for vehicle theft monitoring, consumer and fleet service activations, service plan upgrade sales, and other enhanced convenience services for Guidepoint member subscribers. Teletouch will also provide customer service and installation help-desk support for GPSi's dealers and distributors. Guidepoint members and dealers can access the Guidepoint Response Center by calling 877-GPS-FIND (877-477-3643).
     Rand Mueller, President and CEO of GPSi, stated, "As a leading competitor to Lojack Corporation (NASDAQ: LOJN), we offer the most advanced vehicle location technology for vehicle theft recovery today, as well as a much broader array of OnCall(TM) services for our Guidepoint members, including our exclusive E-Call(TM) Plus (operator assisted emergency and police response services), OnCall Concierge(TM) (convenience services), CarFind(TM) and Internet Vehicle Tracking services, Remote Start and Unlock, Operator Assisted Navigation, Vehicle Locator(TM) services, and much more. As we continue rolling out our new GSM-based solution on the Cingular(R) nationwide network, we are confident that Teletouch will bring significant value-add to our products and service offerings, for both our consumer and fleet customers."
     T. A. "Kip" Hyde, Jr., Teletouch CEO added, "Having worked closely with Rand and his outstanding team at GPSi over the past year, I am excited that we will be able to bring Guidepoint's experience and expertise in GPS-based solutions to Teletouch, while providing the excellent support services that all of our Teletouch call center customers have come to expect. Guidepoint's incredible growth over the last year shows no signs of slowing, and we look forward to offering our own customers the many new products and services that Guidepoint offers, and keep Teletouch at the forefront of the growth in Asset Location Services."

     About GPSi

     GPSi develops and markets telematics solutions for the automotive aftermarket. Based in Pontiac, Michigan, GPSi draws on more than three decades of experience supplying mobile electronics to the automotive aftermarket, as well as 15 years experience in vehicle tracking. The Guidepoint(TM) telematics service, which is available through leading auto dealers in the United States and Mexico, lets drivers access a range of safety, security and convenience options including 24/7 vehicle tracking, emergency dispatch, roadside assistance, discounted hotel and dining and more. Visit www.guidepointsystems.com or call 1-877-GPS-FIND for more information.

     About Teletouch

     Teletouch Communications provides complete Asset Location Services ("ALS") and related systems using sophisticated, yet affordable telemetry and GPS-based hardware and software solutions for fleet management, mobile asset tracking and "worker-down" emergency notification applications. In addition to its telemetry business, Teletouch offers cellular, two-way radio communications, call center, wireless messaging and data services throughout the United States. Teletouch's common stock is traded on the American Stock Exchange under stock symbol: TLL. Additional business and financial information for Teletouch is available at www.Teletouch.com.

     All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption "Additional Factors That May Affect Our Business" in the Company's most recent Form 10-K and 10-Q filings. In addition, we operate in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statement.


     CONTACT: Teletouch Communications, Inc.
              Thomas A. "Kip" Hyde, Jr., 817-654-6225
              Website: www.Teletouch.com
              or
              GPSi, LLC
              Rand Mueller, 616-262-7484
              Website: www.guidepointsystems.com